UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 24, 2022
(Date of earliest event reported)

FEDNAT HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	000-25001	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14050 N.W. 14th Street, Suite 180 Sunrise, FL
33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 293-2532

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	FNHC	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

(b)    As further described below in Item 5.02(c), effective July 24, 2022, Michael H. Braun (“Braun”) resigned as Chief Executive Officer and as a member of the board of directors (the “Board”) of FedNat Holding Company (the “Company”).

(c)    Effective July 24, 2022, David K. Patterson was named the Company’s interim Chief Executive Officer. Mr. Patterson first joined the Board in August 2019 as a Board observer pending completion of regulatory reviews and was elected to the Board at the 2019 Annual Meeting. Mr. Patterson brings to the Board his more than 40 years of operational and executive leadership experience in the property and casualty insurance industry. Most recently he was Chairman and President of ESIS, Inc. (“ESIS”), the risk management services subsidiary of Ace Limited (now Chubb Limited), which he joined in 2004 and for which he served as President and Chairman from 2005 to 2015. Prior to joining ESIS, Mr. Patterson was the President and Chief Executive Officer of Kemper National Services, Inc., a claims service organization serving the property and casualty insurance operations of Kemper National, from 1994 to 2003. While at Kemper, Mr. Patterson served in a variety of regional and home office senior leadership roles in claims, systems and operations. For his service as interim Chief Executive Officer, Mr. Patterson will receive a fee of $50,000 per month. Mr. Patterson’s appointment as Chief Executive Officer and director of the Company’s wholly owned insurance subsidiaries, FedNat Insurance Company and Maison Insurance Company, is subject to compliance with applicable regulatory requirements.

On July 24, 2022, Braun and the Company entered into a Consulting Agreement (the “Consulting Agreement”) that is filed as Exhibit 99.1 to this Current Report on Form 8-K. The Consulting Agreement (and accompanying release) provides for:

•Confirmation of Braun’s resignation as an officer and director of the Company and each of its subsidiaries and affiliates;
•A general release by Braun of all claims that he might have had as a result of his employment with the Company or the termination of his employment with the Company;
•Braun to provide, at the request of the Board, limited consultation through December 31, 2022;
•In lieu of the $2,000,000 lump sum payment to which Braun would have been entitled in the event of a termination of his employment other than for “cause,” consulting payments totaling $1,200,000, consisting of one lump sum payment of $800,000, payable within ten business days and, thereafter, six monthly payments of $66,666.67, commencing August 1, 2022;
•Vesting of all currently unvested restricted stock awards, which Braun is entitled to under the terms of his employment agreement;
•Immediate payment of paid-time-off and accrued vacation pay of 10 weeks;
•A release of the non-competition agreement currently set forth in Braun’s employment agreement; and
•Standard confidentiality; non-solicitation and mutual non-disparagement provisions.

The foregoing description of the material terms and conditions of the Consulting Agreement is qualified in its entirety by reference to the Consulting Agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

(e)    The compensation arrangements entered into in connection with the matters disclosed in Items 5.02(b) and 5.02(c) are described above.

Item 7.01.	Regulation FD Disclosures

Pending approval of Florida’s Office of Insurance Regulation, David Lockhart will be named President, Chief Financial Officer and Treasurer of Monarch National Insurance Company (“Monarch”). As previously reported, Monarch is owned 60% by a group of investors managed by Hale Partnership Capital Management LLC and 40% by the Company.

Mr. Lockhart brings more than 15 years of insurance experience, having most recently served as Chief Financial Officer and Director of Security First Insurance, a Florida-domiciled personal lines carrier. Prior to joining Security First, Mr. Lockhart was the Chief Financial Officer and Director of Cabrillo Holdings, and its subsidiary insurance companies, US Coastal Insurance Company and US Coastal Property & Casualty Insurance Company. Prior to Cabrillo, Mr. Lockhart was an audit staff member with Thomas, Howell, Ferguson P.A., where he served a variety of insurance clients. Mr. Lockhart received his Bachelor’s and Master’s in Accounting from Florida State University.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit index lists the exhibits that are either filed or furnished with this Current Report on Form 8-K.
99.1	Consulting Agreement dated July 24, 2022 between FedNat Holding Company and Michael H. Braun
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDNAT HOLDING COMPANY

Date: July 25, 2022	By:	/s/ Erick A. Fernandez

Name:	Erick A. Fernandez
Title:	Interim Chief Financial Officer
(Principal Financial and Accounting Officer)